Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: April 20, 2011

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record First Quarter Earnings

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the three-month period ended March 31, 2011.

SUMMARY:

•
Horizon’s first quarter 2011 net income was $2.8 million or $.74 diluted earnings per share, a 54.4% increase in net income from the same period in 2010 and the highest first quarter net income in the Company’s history.

•	Total deposits grew to over $1.0 billion at March 31, 2011, a $15.9 million increase from December 31, 2010.
•	Borrowings decreased by $36.4 million in the first quarter of 2011 from December 31, 2010.
•	Net interest income after provisions for loan losses was $9.5 million compared with $7.3 million in the prior year’s first quarter.
•
Total loans decreased during the first quarter as the balance of mortgage warehouse loans decreased $74.7 million from December 31, 2010 as a result of an increase in long term mortgage interest rates.

•	Commercial loans were $335.8 million, up 8% from the first quarter 2010.
•	Residential mortgage loans of $164.2 million at March 31, 2011 rose 21% compared with first quarter 2010, partially reflecting loans acquired in the American Trust acquisition.
•	Investment securities increased during the first quarter of 2011 as excess cash was invested.
•	The Company’s mortgage servicing asset recovered $701,000 of impairment during the first quarter of 2011 as mortgage loan refinancing activity slowed.
•	The provision for loan losses decreased to $1.5 million for the first quarter of 2011 compared to $2.7 million for the fourth quarter of 2010.
•	Horizon’s capital ratios continue to be above the regulatory standards for well-capitalized banks.

Craig M. Dwight, President and CEO, stated: “Generating the highest first quarter net income in the Company’s history was a significant accomplishment for Horizon and we believe underscores our strict attention to expense control, our ability to generate new banking relationships, and the value of our balanced revenue mix.  We continue to gain market share, particularly in commercial banking, as small businesses look to migrate from larger banks.  The dramatic reduction in our provision for loan losses represents an encouraging trend we feel can continue in an improving economic environment.”

- MORE -

Pg. 2 cont. Horizon Bancorp Announces Record First Quarter Earnings

Mr. Dwight also noted that while market-related declines in mortgage warehousing contributed to a decline in total loans and a decrease in the net interest margin from fourth quarter 2010, growth in categories like commercial lending and reduced interest expense provided overall balance.  “Our business model worked exactly as it should,” explained Dwight.

“As we pursue opportunities to grow organically and through potential acquisitions, we’re confident we can apply this strategy of a balanced revenue mix to a significantly larger organization.”

Performance Highlights:

Net income for the first quarter of 2011 was $2.8 million or $.74 diluted earnings per share.  This compares to $1.8 million or $.44 diluted earnings per share for the same quarter of the prior year. This represents a 54.4% increase from the same period of the prior year and the highest first quarter net income in the Company’s history.

Diluted earnings per share were reduced by $.08 for the three months ending March 31, 2011 and $.11 for the three months ending March 31, 2010 due to the preferred stock dividends and the accretion of the discount on the preferred stock.  The reduction in the first quarter of 2011 from the impact of the preferred stock dividend and the accretion of the discount on the preferred stock was due to the repayment of $6.25 million of US Treasury’s Capital Purchase Plan capital during the fourth quarter of 2010.

Net interest income increased $514,000 for the three-month period ending March 31, 2011 compared to the same time period for the prior year.  This increase was due to a higher average balance of interest earning assets and a slight increase in the net interest margin.  The net interest margin increased to 3.57% for the three months ending March 31, 2011 compared to 3.55% for the same period in the prior year.  The net interest margin decreased in the first quarter of 2011 from 4.01% during the fourth quarter of 2010 due to the reduction in interest earning assets, primarily due to the decline in mortgage warehouse volume, which caused a corresponding increase in average federal funds sold during the quarter at lower yields.

“We anticipate periods in which the mortgage warehousing business will create fluctuations in our total loans and margins,” explained Dwight.  “In 12 years, we have never experienced a loss in our mortgage warehousing business.  It continues to provide many benefits, and as we grow our core business, we anticipate mortgage volume fluctuations will have less impact on the Bank’s results, as evidenced by our first quarter’s results.”

The residential mortgage loan activity during the first quarter of 2011 generated $533,000 of income from the gain on sale of mortgage loans, down $849,000 from the same period in 2010 and down $1.5 million from the fourth quarter of 2010.  This decrease during the first quarter was offset by a reduction in commissions paid to mortgage loan originators and $701,000 of impairment recovered on the Company’s mortgage servicing asset.   In addition, Horizon incurred a gain on the sale of securities of $274,000 during the first quarter of 2011 as the result of an analysis that determined that market conditions provided the opportunity to add gains to capital without negatively impacting long-term earnings.

The provision for loan losses was $1.5 million for the three months ending March 31, 2011, which was approximately $1.7 million less than the provision for the same period of the prior year.  The

- MORE -

Pg. 3 cont. Horizon Bancorp Announces Record First Quarter Earnings

2011 first quarter provision was $1.2 million less than the 2010 fourth quarter provision and was the lowest quarterly provision for the Company since the second quarter of 2008.

The ratio of allowance for loan losses to total loans increased to 2.34% from 2.11% as of March 31, 2011 and December 31, 2010, respectively.  This increase was due to a slight increase in Horizon’s loan and lease loss reserve and an overall decline in total loan balances.  Horizon’s net loans charged off decreased during the first quarter of 2011 to $1.5 million compared to $1.6 million during the fourth quarter of 2010 and $3.1 million during the first quarter of 2010.

Non-performing loans totaled $22.1 million on March 31, 2011, up slightly from $21.4 million on December 31, 2010, and up from $16.3 million on March 31, 2010.  As a percentage of total loans non-performing loans were 2.71% on March 31, 2011, up from 2.38% on December 31, 2010.  This increase was primarily due to a decrease in total loans.  Horizon’s 30 to 89 day loan delinquencies were 0.85% and 0.66% of total loans at March 31, 2011 and December 31, 2010, respectively.

The increase of non-performing loans from the prior quarter was due to higher non-performing commercial loans, partially offset by lower non-performing real estate and consumer loans.  Non-performing commercial loans increased from $8.1 million on December 31, 2010 to $9.4 million on March 31, 2011. The increase was due to the addition of eleven non-performing loans with a book value of $1.6 million as of March 31, 2011, partially offset by principal pay downs of $148,000, charge-offs totaling $49,000, and one loan with a balance of $45,000 moved to OREO during the quarter.  Real estate non-performing loans decreased from $9.3 million on December 31, 2010 to $8.7 million on March 31, 2011.  Consumer non-performing loans decreased from $4.0 million on December 31, 2010 to $3.9 million on March 31, 2011.

Real estate and installment non-performing loans on March 31, 2011 included $1.8 million and $2.0 million, respectively, of loans in bankruptcy.  This compares to $1.8 million and $2.3 million on December 31, 2010.  These loans are not considered troubled debt restructures (TDR’s) while they are going through bankruptcy, a process that can take six to eighteen months.  This is the first decline in this category the Company has experienced in recent years as borrowers are coming out of bankruptcy and after six months of performance are being moved back to performing status.  The Company’s experience with bankrupt loans has demonstrated that some debtors continue to make payments during the bankruptcy process, many reaffirm their obligations to the Company when they come out of bankruptcy, and some loans are discharged or restructured by the court.  The Company has been accumulating historical data on the performance of loans going through the bankruptcy process and utilizes that data in the calculation of the allowance for loan losses.   There were two non-performing loans to commercial borrowers in bankruptcy on March 31, 2011 totaling $120,000.

TDR’s are also included in the non-performing loans total.  TDR’s increased from $4.4 million on December 31, 2010 to $4.7 million on March 31, 2011. Of these, $4.0 million were real estate loans, $563,000 were commercial loans, and $173,000 were installment loans. The increase was primarily due to the addition of two mortgage loans during the quarter totaling $362,000.  Only $682,000 of TDR’s were on non-accrual as of March 31, 2011.

Non-accrual loans totaled $17.4 million on March 31, 2011, up from $16.7 million on December 31, 2010, and $14.9 million on March 31, 2010. On March 31, 2011, non-accrual commercial loans to hotel owners totaled $4.4 million and to home builders and land developers were $1.3 million.

- MORE -

Pg. 4 cont. Horizon Bancorp Announces Record First Quarter Earnings

Other Real Estate Owned (OREO) totaled $2.3 million on March 31, 2011, down from $2.7 million on December 31, 2010, but up from $2.2 million on March 31, 2010.  During the quarter, seven properties with a book value of $913,000 as of December 31, 2010 were sold.   Seven properties with a book value of $537,000 on March 31, 2011 were transferred into OREO during the quarter.

On March 31, 2011, OREO was comprised of 17 properties.  Of these, five totaling $1.4 million were commercial properties and twelve totaling $914,000 were residential properties.  One property with a book value of $1.0 million is under contract to sell with a closing date scheduled in the third quarter.  Four other properties with a book value of $235,000 are under contract and are expected to close in April, 2011.

Total other expenses were $704,000 higher in the first quarter of 2011 compared to the first quarter of 2010.  Salaries and employee benefits increased $563,000 compared to the same quarter in 2010.  This increase is the result of additional payroll expense from the consolidation of the American Trust & Savings Bank transaction that closed at the end of the second quarter of 2010, the expansion into Portage, Michigan, and annual merit pay increases.  Salaries and employee benefits decreased $756,000 compared to the fourth quarter of 2010 primarily due to lower commissions paid to mortgage loan originators and lower bonus accruals.

Dwight concluded: “We are maximizing the value of our continuing investment in facilities, technology, and revenue-generating personnel.  We continue to believe that there is an excellent opportunity for Horizon to capitalize on consolidation in the banking industry and will therefore actively examine value-creating opportunities to expand, whether through organic means or acquisitions accretive to earnings.”

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

#  #  #

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2011	2010	2010	2010	2010
Balance sheet:
Total assets	$1,382,390	$1,400,919	$1,485,058	$1,464,415	$1,301,660
Investment securities	445,988	391,939	397,694	410,284	368,752
Commercial loans	335,758	330,018	329,230	326,401	310,664
Mortgage warehouse loans	49,034	123,743	193,848	156,915	96,327
Residential mortgage loans	164,240	162,435	165,234	168,238	135,475
Installment loans	260,525	266,681	270,503	271,241	266,954
Earning assets	1,274,171	1,307,313	1,387,594	1,360,488	1,200,043
Non-interest bearing deposit accounts	111,155	107,606	105,376	99,291	91,482
Interest bearing transaction accounts	508,953	508,953	506,031	529,612	423,315
Time deposits	381,301	368,939	388,076	394,092	358,725
Borrowings	224,358	260,741	318,516	282,137	273,235
Subordinated debentures	30,607	30,584	30,562	30,539	27,837
Common stockholders' equity	97,802	94,066	95,686	92,127	91,371
Total stockholders’ equity	116,060	112,283	120,112	116,512	115,716

Income statement:	Three months ended
Net interest income	$11,067	$13,075	$12,620	$11,368	$10,553
Provision for loan losses	1,548	2,664	2,657	3,000	3,233
Other income	4,314	4,961	5,648	4,923	4,374
Other expenses	10,258	11,576	11,257	10,184	9,554
Income tax expense	810	926	1,075	592	349
Net income	2,765	2,870	3,279	2,515	1,791
Preferred stock dividend	(276)	(349)	(353)	(352)	(352)
Net income available to common shareholders	2,489	2,521	2,926	2,163	1,439

Per share data:
Basic earnings per share	$0.76	$0.77	$0.89	$0.66	$0.44
Diluted earnings per share	0.74	0.75	0.88	0.65	0.44
Cash dividends declared per common share	0.17	0.17	0.17	0.17	0.17
Book value per common share	29.76	28.68	29.17	28.10	27.88
Tangible book value per common share	27.17	26.04	26.50	25.39	25.70
Market value - high	$29.19	$26.99	$22.60	$22.81	$19.50
Market value - low	$26.20	$21.89	$21.15	$19.48	$16.44
Weighted average shares outstanding - Basic	3,283,143	3,280,331	3,279,201	3,278,392	3,270,217
Weighted average shares outstanding - Diluted	3,383,175	3,362,118	3,336,634	3,333,768	3,293,192

Key ratios:
Return on average assets	0.80%	0.79%	0.90%	0.75%	0.54%
Return on average common stockholders' equity	10.55	10.22	12.12	9.33	6.34
Net interest margin	3.57	4.01	3.84	3.78	3.55
Loan loss reserve to total loans	2.34	2.11	1.85	1.77	1.97
Non-performing loans to loans	2.71	2.38	2.22	2.26	2.00
Average equity to average assets	8.14	8.22	8.32	8.67	8.73
Bank only capital ratios:
Tier 1 capital to average assets	8.83	8.60	8.53	8.92	8.83
Tier 1 capital to risk weighted assets	13.56	12.70	11.69	11.89	12.96
Total capital to risk weighted assets	14.79	13.96	12.94	13.15	14.22

Loan data:
30 to 89 days delinquent	$6,948	$5,907	$9,084	$8,637	$10,926
90 days and greater delinquent - accruing interest	57	358	833	77	345
Trouble debt restructures - accruing interest	4,014	4,119	3,445	3,414	1,183
Trouble debt restructures - non-accrual	682	278	463	-	-
Non-accrual loans	17,359	16,673	16,939	17,682	14,862
Total non-performing loans	22,112	21,428	21,680	21,173	16,390

HORIZON BANCORP

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2011	2010	2010	2010	2010

Commercial	$8,609	$7,554	$7,029	$6,204	$6,010
Real estate	2,357	2,379	1,957	1,536	1,444
Mortgage warehousing	1,421	1,435	1,441	1,362	1,390
Consumer	6,703	7,696	7,603	7,441	7,276
Unallocated	-	-	-	-	-
Total	$19,090	$19,064	$18,030	$16,543	$16,120

Net Charge-offs
(Dollars in Thousands, Unaudited)

	Three months ended
	March 31	December 31	September 30	June 30	March 31
	2011	2010	2010	2010	2010

Commercial	$59	$426	$485	$884	$1,832
Real estate	82	128	86	288	309
Mortgage warehousing	-	-	-	-	-
Consumer	1,380	1,076	599	1,406	986
Total	$1,521	$1,630	$1,170	$2,578	$3,127

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2011	2010	2010	2010	2010

Commercial	$9,428	$8,082	$8,855	$9,805	$7,024
Real estate	8,744	9,326	8,467	8,021	6,217
Mortgage warehousing	-	-	-	-	-
Consumer	3,940	4,020	4,358	3,347	3,149
Total	$22,112	$21,428	$21,680	$21,173	$16,390

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2011	2010	2010	2010	2010

Commercial	$1,443	$1,622	$2,751	$623	$494
Real estate	839	1,042	1,283	2,160	1,581
Mortgage warehousing	-	-	-	-	-
Consumer	8	-	107	70	101
Total	$2,290	$2,664	$4,141	$2,853	$2,176

HORIZON BANCORP

Loan Portfolio Detail

	Loan Balance	Non- Performing Loans	Percent of Loans	Specific Reserves on Non-Performing Loans	Percent of Non-performing Loans
March 31, 2011 (Unaudited)
Owner occupied real estate	$125,749	$2,291	1.82%	$374	16.32%
Non owner occupied real estate	139,367	6,102	4.38%	665	10.90%
Residential development	10,520	390	3.71%	125	32.05%
Commercial and industrial	60,122	645	1.07%	326	50.54%
Total commercial	335,758	9,428	2.81%	1,490	15.80%

Residential mortgage (1)	160,715	7,954	4.95%	880	11.06%
Residential construction	8,487	790	9.31%	-	0.00%
Mortgage warehouse	49,034	-	0.00%	-	0.00%
Total real estate	218,236	8,744	4.01%	880	10.06%

Direct installment	23,814	235	0.99%	1,206	513.19%
Indirect installment	123,373	1,211	0.98%	-	0.00%
Home equity	113,338	2,494	2.20%	-	0.00%
Total consumer	260,525	3,940	1.51%	1,206	30.61%

Total loans	814,519	22,112	2.71%	3,576	16.17%
Allowance for loan losses	(19,090)
Net loans	$795,429	$22,112	2.78%	$3,576

(1)	Residential mortgage total includes Held for Sale mortgage loans

	Loan Balance	Non- Performing Loans	Percent of Loans	Specific Reserves on Non-Performing Loans	Percent of Non-performing Loans
December 31, 2010
Owner occupied real estate	$125,909	$1,042	0.83%	$385	36.95%
Non owner occupied real estate	137,073	6,329	4.62%	665	10.51%
Residential development	8,694	266	3.06%	142	53.38%
Commercial and industrial	58,342	445	0.76%	265	59.55%
Total commercial	330,018	8,082	2.45%	1,457	18.03%

Residential mortgage (1)	173,800	9,326	5.37%	969	10.39%
Residential construction	7,468	-	0.00%	-	0.00%
Mortgage warehouse	123,743	-	0.00%	-	0.00%
Total real estate	305,011	9,326	3.06%	969	10.39%

Direct installment	25,058	287	1.15%	976	340.07%
Indirect installment	128,129	1,431	1.12%	-	0.00%
Home equity	113,494	2,302	2.03%	-	0.00%
Total consumer	266,681	4,020	1.51%	976	24.28%

Total loans	901,710	21,428	2.38%	3,402	15.88%
Allowance for loan losses	(19,064)
Net loans	$882,646	$21,428	2.43%	$3,402

(1)	Residential mortgage total includes Held for Sale mortgage loans

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2011			March 31, 2010
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Interest-earning assets
Federal funds sold	$63,220	$39	0.25%	$68,209	$12	0.07%
Interest-earning deposits	3,180	1	0.13%	4,857	5	0.42%
Investment securities - taxable	301,613	2,460	3.31%	253,848	2,429	3.88%
Investment securities - non-taxable (1)	114,294	1,043	5.07%	112,275	1,081	5.28%
Loans receivable (2)	820,388	11,888	5.88%	811,350	12,605	6.31%
Total interest-earning assets (1)	1,302,695	15,431	4.93%	1,250,539	16,132	5.36%

Noninterest-earning assets
Cash and due from banks	14,596			13,852
Allowance for loan losses	(19,062)			(16,001)
Other assets	100,475			84,904

	$1,398,704			$1,333,294

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$903,487	$2,337	1.05%	$828,838	$2,763	1.35%
Borrowings	227,472	1,577	2.81%	269,349	2,443	3.68%
Subordinated debentures	34,946	450	5.22%	27,837	373	5.43%
Total interest-bearing liabilities	1,165,905	4,364	1.52%	1,126,024	5,579	2.01%

Noninterest-bearing liabilities
Demand deposits	109,543			82,659
Accrued interest payable and other liabilities	9,382			8,156
Shareholders' equity	113,874			116,455

	$1,398,704			$1,333,294

Net interest income/spread		$11,067	3.41%		$10,553	3.35%

Net interest income as a percent of average interest earning assets (1)			3.57%			3.55%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	March 31	December 31
	2011	2010
	(Unaudited)
Assets
Cash and due from banks	$31,409	$15,683
Investment securities, available for sale	435,356	382,344
Investment securities, held to maturity	10,632	9,595
Loans held for sale	4,962	18,833
Loans, net of allowance for loan losses of $19,090 and $19,064	790,467	863,813
Premises and equipment	34,710	34,194
Federal Reserve and Federal Home Loan Bank stock	13,664	13,664
Goodwill	5,910	5,910
Other intangible assets	2,628	2,741
Interest receivable	6,633	6,519
Cash value life insurance	27,400	27,195
Other assets	18,619	20,428
Total assets	$1,382,390	$1,400,919

Liabilities
Deposits
Non-interest bearing	$111,155	$107,606
Interest bearing	890,254	877,892
Total deposits	1,001,409	985,498
Borrowings	224,358	260,741
Subordinated debentures	30,607	30,584
Interest payable	786	781
Other liabilities	9,170	11,032
Total liabilities	1,266,330	1,288,636

Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, no par value, $1,000 liquidation value
Authorized, 1,000,000 shares
Issued 18,750 and 25,000 shares	18,258	18,217
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 3,329,576 and 3,300,659 shares	1,123	1,122
Additional paid-in capital	10,446	10,356
Retained earnings	82,169	80,240
Accumulated other comprehensive income	4,064	2,348
Total stockholders’ equity	116,060	112,283
Total liabilities and stockholders’ equity	$1,382,390	$1,400,919

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended March 31
	2011	2010
	(Unaudited)	(Unaudited)
Interest Income
Loans receivable	$11,888	$12,605
Investment securities
Taxable	2,500	2,446
Tax exempt	1,043	1,081
Total interest income	15,431	16,132

Interest Expense
Deposits	2,337	2,763
Borrowed funds	1,577	2,443
Subordinated debentures	450	373
Total interest expense	4,364	5,579

Net Interest Income	11,067	10,553
Provision for loan losses	1,548	3,233

Net Interest Income after Provision for Loan Losses	9,519	7,320
Other Income
Service charges on deposit accounts	795	865
Wire transfer fees	108	140
Interchange fees	545	454
Fiduciary activities	963	995
Gain (loss) on sale of securities	274	-
Gain on sale of mortgage loans	533	1,382
Mortgage servicing income net of impairment	764	65
Increase in cash surrender value of bank owned life insurance	205	156
Other income	127	317
Total other income	4,314	4,374

Other Expenses
Salaries and employee benefits	5,361	4,798
Net occupancy expenses	1,081	1,062
Data processing	407	402
Professional fees	349	471
Outside services and consultants	381	365
Loan expense	762	750
FDIC insurance expense	387	388
Other losses	31	27
Other expenses	1,499	1,291
Total other expenses	10,258	9,554

Income Before Income Tax	3,575	2,140
Income tax expense	810	349

Net Income	2,765	1,791
Preferred stock dividend and discount accretion	(276)	(352)

Net Income Available to Common Shareholders	$2,489	$1,439
Basic Earnings Per Share	$0.76	$0.44
Diluted Earnings Per Share	0.74	0.44